NSAR 		Exhibit 77O
811-21673


Securities Purchased in Underwritings Involving Transactions with
Sanford C. Bernstein and Co.
Subject to Rule 10f-3 under the Investment Company Act of 1940

10f 3 Transactions October 1  December 31, 2011

POOLING AB U.S. LARGE CAP GROWTH PORTFOLIO

							Price
			Date		Shares 		per
Security		Purchased*	Purchased	Share
Dollar General Corp.	12/7/2011	75,370		$39.00

			Shares
			Purchased			% of Offering
			by AB		Total		Purchased by
Underwriting		including	Shares		AB including
Concession**		the Funds	Offered		the Funds***
$1.3650			455,997		28,750,000	1.59%


		Shares		Price per
Purchased	Held		Share
From^		12/31/11	12/31/11
Citigroup	307,534		$41.14



*With respect to the transactions, the issuer (including the operations of any predecessors) had been in business for a period of at least three years, and the securities purchased were (1) part of an issue registered under the Securities Act of 1933 and offered to the public, (2) purchased prior to the end of the first day on which any sales were made, at a price not more than the price paid by each 3 other purchaser of securities in the offering or in any concurrent offering of the securities if not offered for subscription upon exercise of rights or, if so offered, purchased on or before the fourth day preceding the day on which the rights offering terminated, and (3) offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

**The commission, spread or profit received or to be received by the principal underwriters was determined by the appropriate officers of the Adviser to be reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities sold during a comparable period of time.

***Aggregate purchases by all AB buy-side clients, including the Fund, did not exceed 25% of the principal amount of the Offering.

^Sanford C. Bernstein & Co., LLC (SCB&Co.), an affiliated broker-dealer of the Fund, was a co-manager of the underwriting syndicate for this transaction and was allocated 1.74% of the Offering. Other members of the underwriting syndicate for the Offering were as follows: JPMorgan Securities LLC, Bank of America Merrill Lynch, Citigroup Global Markets Inc., Barclays Capital Inc., Goldman Sachs, Wells Fargo Securities LLC, KKR Capital Markets, China International Capital Corp. Ltd., and HSBC Securities (USA) Inc.